EXHIBIT 21.1

SUBSIDIARIES OF ANIKA THERAPEUTICS, INC.

Name of Subsidiary	Jurisdiction of Formation

Anika Securities Corp.	Massachusetts

Anika Therapeutics S.r.l.	Italy
(Formerly: Fidia Advanced Biopolymers S.r.l.)